JAMES C. EDWARDS & CO., INC.
                              STATEMENTS OF POLICY

I. POSSIBLE CONFLICTS OF INTEREST IN SECURITIES TRANSACTIONS

     This policy statement consists of two parts: (A) A statement of principles as to the avoidance of conflicts of interest with our clients; and (B) The procedures to be followed by each investment counselor relating to his or her transactions in securities.

     A. CONFLICT-OF-INTEREST PRINCIPLES

     The Securities & Exchange Commission has said:

     "An investment adviser is a fiduciary. As such he owes his clients undivided loyalty, should not engage in any activity in conflict with the interest of any client, and should take the steps reasonably necessary to fulfill his fiduciary obligations. Thus, an investment adviser must not only refrain from effecting, on his own behalf securities transactions which are inconsistent with his fiduciary obligations; he should also be reasonably certain that persons associated with him are not improperly utilizing the information which they obtain in the conduct of the investment advisory business in such manner as to adversely affect the interest of clients or limit the ability of the adviser to fulfill his fiduciary obligations."

     Our Company accepts this definition of our fiduciary responsibilities, believing that personal and corporate ethics must be above reproach. Actions which might expose any of us or the Company to the suspicion of impropriety must be avoided. When contemplating a transaction for the Company's account or an account in which any Company personnel may have a direct or indirect personal or family interest, we should ask ourselves: Can this be construed as in conflict with the interests of the Company's clients?

     Specific rules in this area are difficult, and in the final analysis, each of us must make his or her own determination as to whether there is a conflict with the interest of our clients. It is not possible to spell out all possible cases of conflict of interest. Some general and specific rules and observations are set forth as follows:

     Company personnel should conduct their personal financial affairs in a manner appropriate to our fiduciary relationship to clients. They should avoid undue speculation and any actions or personal involvement with regard to their investments that diminish our ability to serve clients or which may be reasonably construed to diminish this ability.

     Specifically,  Company  personnel  are  expected to observe  the  following rules:
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     1.   No  security  (including  an  option  to  buy a  security)  should  be purchased while it is under consideration for addition to client portfolios, or until it is believed that substantially all initial client acquisition programs have been completed.

     2. No security should be sold for a period of at least one month after the initial client purchase programs have been completed.

     3. No security should be sold or "put" on a security bought if the security is under consideration for removal from client portfolios or until substantially all client selling programs are completed.

     4. During the periods specified above the affected securities will be placed on a restricted list which will be made available to all employees.

     5. Company personnel shall not participate in an underwriting of a security conducted by firms to which the Company directs brokerage business on behalf of its clients if the security is being recommended to clients until all client purchase orders are completed at the offering price.

     6. Company personnel shall not engage in short-term trading of securities broadly held in client accounts, and are strongly discouraged from engaging in short sales, margin trades, the writing of uncovered options and short-term trading even if client-owned securities are not involved.

     B. REPORTS OF SECURITY TRANSACTIONS

     Each    investment    counselor    shall    be    required    to   make   a
securities-transaction report within ten days after the end of each quarter, whether or not any covered securities transactions were effected during such quarter. All other Company personnel shall make a securities-transaction report within ten days after the end of any quarter in which a covered securities transaction was actually effected.

     The report shall set forth every transaction in a security other than United states Government obligations. The report shall cover every purchase, sale or other acquisition or disposition with respect to covered securities. Short sales and purchases or sales of options ("puts", "calls", "straddles", etc.) must be reported. Company personnel shall report on transactions for their own account and for the account of other members of their immediate family (spouse, minor children and relatives sharing their home).Transactions for their own account shall include transactions in which they have any direct or indirect beneficial interest, unless they have no direct or indirect influence or control over the account in question. Transactions in trust accounts for the benefit of Company personnel or members of their family will not be reportable if such personnel  have no  direct  or  indirect  control  over the  investment  of such accounts.
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     The securities-transaction report shall include the title and amount of the security involved, the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition), the price at which it was effected, the name of the person for whose account the transaction was effected and the relationship of such person to the party making the report (self, child, spouse, parent, etc.), the name of the broker or dealer, and the brokerage discount received, if any.

     Report forms can be obtained from Margaret Hanlon. In addition to quarterly reports as and when required, all Company personnel will be required to submit an annual statement (in the month of January) to the effect that all transactions during the previous year have been reported as required. Securities-transaction reports shall be submitted to the President. Reports shall be kept confidential and the contents thereof shall not be disclosed except for the purpose of review by senior management or in accordance with requirements of law.

II. RECEIPT AND USE OF MATERIAL NON-PUBLIC (INSIDE) INFORMATION

     The following statement of policy relates to use of material non-public information.

     1. Court and SEC administrative decisions interpreting Rule 10b-5 promulgated under the Securities Exchange Act of 1934 make it unlawful for any person to invest or recommend investing in securities on the basis of material non-public information.

     2. "Material" information is any information about a company or the market for the company's securities which is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to buy sell or hold such securities or information which, if generally known, would be likely to affect the market price of any of the company's securities. Information should be presumed "material" if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decrease in orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or similar events. Among the factors considered in determining whether information is material are the degree of its specificity, the extent to which it differs from information previously publicly disseminated and its reliability in light of its nature and source and the circumstances under which it was received.
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     3.  "Non-public"  information is information which is not disseminated in a manner making it generally available to the investing public. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered non-public information. Information is not public until it has been adequately disseminated in a manner calculated to reach the securities market place in general in the appropriate public media (usually the newspapers, trade journals or broad tape) without favoring any group, giving the public an opportunity to make informed investment decisions. Phone calls by representatives of the company, phone calls from brokerage houses or other security analysts, or other similar dissemination to limited groups of people do not satisfy the public disclosure requirements of Rule l0b-5.

     4. Company personnel receiving information about a company which is believed to be material non-pubic information shall not invest or recommend investment in securities of such company without first consulting with the President or the Chairman. Such investment shall not be made or recommended unless the President or Chairman is satisfied, after reviewing all relevant factors (including the nature and source of the information and the degree to which such information has been publicly disseminated), that the information received is not material non-public information. If the President or Chairman concludes that the information is material non-public information, he shall instruct all Company personnel not to invest or recommend investment in the company involved until the President or Chairman is satisfied that the information has become public.

     From time to time these Statements of policy may be revised in the light of developments in the law and practical experience with their application. These Statements of Policy will be distributed to all Company personnel and will be explained to all new personnel at the time of their employment.

     These Statements of Policy will be reviewed from time to time with all affected personnel to discuss new developments in the law and to answer any questions of interpretation or application. Personnel who have questions as to the applicability or interpretation of these Statements of Policy should consult a senior officer of the Company.